Exhibit 99.1

December 17, 2008

Contact:

John W. Elias

Chief Executive Officer
(713) 654-8960

EDGE PETROLEUM AND CHAPARRAL ENERGY TERMINATE PLANNED MERGER

Edge to Continue Exploring Strategic Alternatives; Provides Other Updates

HOUSTON, Dec. 17, 2008 (GLOBE NEWSWIRE) — Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) (“Edge”) today announced that Edge and Chaparral Energy, Inc. (“Chaparral”) have mutually agreed to terminate their previously announced merger agreement.

Edge, its board of directors and advisors are actively considering other strategic alternatives to enhance shareholder value, including the possible sale or merger of Edge, sales of assets or interests in assets and additional debt or equity financing.

Edge and Chaparral determined it was highly unlikely that the conditions to the closing of the merger would be satisfied or that the parties would be able to obtain sufficient debt and equity financing to allow them to complete the Merger and operate as a combined company, particularly in light of the challenging environment in the financial markets and the energy industry.  As a result, after consultation with its legal and financial advisors, Edge’s board of directors approved a merger termination agreement with Chaparral and a termination and settlement agreement among Edge, Chaparral and Magnetar Financial LLC (“Magnetar”).  These agreements terminated the merger agreement and Chaparral’s proposed sale of preferred stock to Magnetar and its affiliates.  Pursuant to the termination agreements and to reimburse the parties for certain of their expenses, Magnetar will pay Chaparral $5.0 million, of which $1.5 million will be paid to Edge at Chaparral’s direction.

Edge’s Annual Meeting of Stockholders

Edge also announced today that, as a result of the termination of the merger agreement, Edge’s common stockholders will not vote upon the proposal to adopt the merger agreement at the reconvened annual meeting of Edge’s stockholders to be held on December 29, 2008.  Edge’s common stockholders will still be asked to vote on the other items to be considered at its annual meeting on that date.

Edge’s Existing Secured Credit Facility

Edge is currently working with its lenders to establish a new borrowing base under Edge’s secured credit facility.  The redetermination process is ongoing and, although Edge’s lenders have not established a new borrowing base as of the date of this release, Edge believes that the lenders may propose a significant reduction in the borrowing base due to a number of factors, including the reduction in borrowing capacity attributable to Edge’s oil and gas properties as a result of declines in commodity prices and the fact that Edge has been operating under a restricted capital budget, which has inhibited its ability to replace the reserves it produces with new reserves.  Edge will work toward the repayment of any borrowing base deficiency, to the extent it is able to do so, using a combination of cash on hand, adjustments to future capital spending, and potential cash proceeds from any transactions consummated as a result of Edge’s strategic alternative review process.  However, there can be no assurance that any of these alternative methods of repaying any borrowing base deficiency will be attainable, especially in light of current conditions in the financial and credit markets and the oil and gas industry.  Edge will provide shareholders with updates on the borrowing base redetermination and strategic alternatives review process when appropriate.

Dividend on Edge Preferred Stock

In light of the anticipated reduction in the borrowing base under Edge’s credit facility, the current lack of certainty regarding the sources of capital for repayment of the anticipated borrowing base deficiency and the current difficulties in the economic and commodity price environment, Edge’s board of directors has determined that it will not declare or pay the dividend on Edge’s 5.75% Series A cumulative convertible perpetual preferred stock that otherwise would have been payable on January 15, 2009.

Forward-Looking Statements

The statements made herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements regarding Edge’s anticipated borrowing base redetermination, the repayment of any borrowing base deficiency, any exploration of strategic alternatives being considered by Edge and Edge’s operational and financial plans for the future. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the results of Edge’s borrowing base redetermination, Edge’s ability to make repayments of any borrowing base deficiency, the timing of such repayments, market conditions, availability of financing, demand for oil and gas properties, commodity prices and the sources of capital for such repayments and other factors discussed in the definitive proxy statement that has been filed with the SEC in connection with the Edge Annual Meeting, Edge’s Annual Report on Form 10-K for the twelve months ended December 31, 2007, as amended by its report on Form 10-K/A for that period, and those set forth from time to time in Edge’s filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.